Exhibit 10.2

AMENDMENT

TO

EXECUTIVE EMPLOYMENT CONTINUITY AGREEMENT

THIS AMENDMENT, dated as of October 17, 2005 (the “Amendment Date”), to the Employment Continuity Agreement between ROANOKE ELECTRIC STEEL CORPORATION (the “Company”) and DONALD R. HIGGINS (the “Executive”), dated February 18, 2005 (the “Employment Continuity Agreement”).

The Company and the Executive have the power to modify the Employment Continuity Agreement, and now wish to do so in order to satisfy certain conditions contained in the Agreement of Merger and Reorganization dated October 17, 2005 by and among Steel Dynamics, Inc., RS Acquisition Corporation and the Company (the “Merger Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of such is hereby acknowledged, the parties hereto agree to amend the Employment Continuity Agreement as follows:

I. Section 2.2 is amended in its entirety to read as follows:

“Annual Base Salary” means an amount equal to 12 times the highest monthly base salary paid or payable to the Executive by the Company (including any base salary which has been earned but deferred by the Executive) in respect of the twelve-month period immediately preceding the month in which the Change in Control Date occurs.

II. Sections 2.5 (“Benefit Continuation Period”) and Section 2.18 (“Highest Annual Base Salary”) are amended by deleting the phrase “Termination Date” each place where it appears in those sections by substituting the phrase “Change in Control Date.”

III. Section 2.19 is amended in its entirety to read as follows:

2.19 “Highest Annual Bonus” means the greater of (a) the total cash award that would have been paid to the Executive under the Company’s Annual Management Incentive Plan for the performance year ended October 31, 2005 if the performance objectives for such performance year had been achieved at 100%, or (b) the total cash award paid or payable to the Executive under the Company’s Annual Management Incentive Plan as a result of the occurrence of a Change in Control in any performance year following the performance year that ended October 31, 2005. For purposes of this definition, the terms “performance year” and “performance objectives” shall have the meanings assigned to those terms under the Company’s Annual Management Incentive Plan.

IV. Article III of the Employment Continuity Agreement is amended by adding the following new Section 3.5 to the end thereof:

3.5 Waiver of Obligation to Provide for Continued Employment. Notwithstanding anything in this Agreement to the contrary, effective as of the Change in Control Date the provisions of Section 3.1 and 3.2 shall be of no further force and effect, and the Executive shall waive any rights under Sections 3.1 and 3.2. This Section 3.5 shall not modify, terminate or alter in any way any other obligations or duties of the Company or the Executive under this Agreement, and shall not be construed as a waiver by the Executive of any other rights of the Executive under this Agreement.

V. Article V is amended in its entirety to read as follows:

ARTICLE V

OBLIGATIONS OF THE COMPANY UPON CHANGE IN CONTROL

5.1 Change of Control Obligations. Upon the occurrence of a Change in Control, the Company’s obligations to the Executive shall be as set forth below. Attached to this Agreement as Appendix A is information concerning the calculation of the lump sum cash payments described herein:

(a) The Company shall pay to the Executive on the Change in Control Date a lump sum cash payment equal to the sum of the following amounts:

(i) unpaid Annual Base Salary and any accrued paid time off through the Change in Control Date;

(ii) all amounts previously deferred by the Executive under any nonqualified deferred compensation plan sponsored by the Company or its Affiliates (together with any accrued earnings thereon); and

(iii) the amount payable to the Executive under the terms of the Company’s Annual Management Incentive Plan for the performance year in which the Change in Control Date occurs, to the extent that such amount has not yet been paid.

(b) The Company shall pay to the Executive by no later than the Change in Control Date a lump sum cash payment equal to 2.50 multiplied by the sum of the Executive’s Highest Annual Base Salary and the Highest Annual Bonus. However, if the Change in Control Date occurs within the 36-month period preceding the Executive’s Mandatory Retirement Date, the payment shall be reduced to an amount equal to the product of (i) the amount described in the preceding sentence and (ii) a fraction, the numerator of which is the number of months remaining until the Executive’s Mandatory Retirement Date (including for this purpose the month in which the Change in Control Date occurs), and the denominator of which is 36.

(c) On the Change in Control Date, the Executive shall become fully vested in any and all stock incentive awards granted to the Executive pursuant to any Plan or otherwise which have not become exercisable as of the Change in Control Date, and all stock options (including options vested as of the Change in Control Date) shall remain exercisable until the later of (1) the fifteenth (15th) day of the third month following the date at which, or (2) December 31 of the calendar year in which, the stock option would otherwise have expired based on the terms of such stock option at its original date of grant. All forfeiture conditions that as of the Change in Control Date are applicable to any restricted stock, restricted stock units, stock appreciation rights, performance grants or other incentive awards granted to the Executive by the Company pursuant to any Plan or otherwise shall lapse immediately.

(d) The Company shall pay to the Executive on the Change in Control Date a lump sum cash payment equal to $78,000, which shall be paid in lieu of the benefits which would have been provided to the Executive and his eligible dependants pursuant to Sections 5.1(d), (e) and (f) of this Agreement as in effect immediately prior to its amendment.

VI. Sections 6.1 and 6.2 are amended by deleting the phrase “Termination Date” each place where it appears and by substituting the phrase “Change in Control Date.”

VII. Section 6.2 is further amended by deleting the reference to “90%” each place where it appears and by substituting a reference to “95%.”

VIII. Section 6.2(c) is amended by deleting the last two sentences thereof and by substituting the following new sentence in their place:

The certificate shall be delivered to the Executive and the Company shall pay to the Executive the Gross-Up Payment (if applicable) on the Change in Control Date.

IX. The first sentence of Section 6.3 is amended in its entirety to read as follows:

If payment of any amount to which the Executive may be entitled under this Agreement is delayed pursuant to Section 6.4 below, the Company shall establish on the Change in Control Date an irrevocable grantor trust within the meaning of Code Sections 671 through 679 for amounts payable under this Agreement (if such a trust has not previously been established), and shall irrevocably deposit funds with the trustee of such trust of an amount equal to the total cash payments to which the Executive is entitled under the Agreement.

X. Section 9.1 is amended in its entirety to read as follows:

9.1 Waiver of Other Rights. If the Company fully performs it obligations to the Executive pursuant to Section 5.1 of this Agreement, the Executive hereby waives (1) any right to receive severance benefits under any plan or agreement (including an offer of employment or employment contract) of the Company or its Affiliates which provides for severance benefits, and (2) except as provided in Section 5.1 of this Agreement, any right to receive an increase in the amount of, or accelerated vesting in, other benefits or payments under a plan or arrangement of the Company or its Affiliates which requires such an increase or acceleration of vesting as a result of the occurrence of a Change in Control. This provision shall not take effect until the Change in Control Date has occurred and the Company has fully performed it obligations under Section 5.1 of this Agreement. Notwithstanding the forgoing, this provision shall not waive any rights that the Executive may otherwise have under applicable law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended.

XI. This Amendment shall be effective as of the Amendment Date.

XII. This Amendment shall, together with the Employment Continuity Agreement, constitute one and the same agreement. In all respects not hereby amended, the Employment Continuity Agreement is ratified and confirmed.

XIII. In the event that the Merger Agreement is terminated, this Amendment shall be void ab initio and of no further force and effect, and the Company acknowledges and agrees that the Employment Continuity Agreement shall remain effective and be binding on the Company and the Employee as if the same had never been amended by this Amendment.

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IN WITNESS WHEREOF, the Company has caused this Amendment to the Employment Continuity Agreement to be executed and delivered by its duly authorized officer and the Executive has executed and delivered this Amendment to the Employment Continuity Agreement as of the Amendment Date.

ROANOKE ELECTRIC STEEL CORPORATION

By:	/s/ Donald G. Smith
Donald G. Smith
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Donald R. Higgins
Donald R. Higgins

APPENDIX A

Description of Calculations for Certain Payments

For purposes of calculating certain of the payments due to Executive pursuant to the provisions of Section 5.1, the Company and Executive acknowledge the following as of the Amendment Date:

Section 5.1(a) Payment

The Executive’s Annual Base Salary is $250,000 as of the Amendment Date.

The Executive has no benefits under nonqualified deferred compensation plans sponsored by the Company or its Affiliates

The Executive’s award under the Management Incentive Plan for the year ending on October 31, 2006, will be equal to a target bonus of 40% with a maximum of 80% of the Executive’s Base Salary. Pursuant to the terms of the award and the provisions of the Management Incentive Plan, in the event of the closing of the transaction pursuant to the terms of the Merger Agreement, Executive will have earned the target bonus equal to 40% of the Executive’s Base Salary, pro-rated as follows:

Month in which the transaction closes	Percentage of target bonus earned
November, 2005	8.33%
December 2005	16.66%
January 2006	25.00%
February 2006	33.33%
March 2006	41.66%
April 2006	50.00%
May 2006	50.00%
June 2006	50.00%
July 2006	50.00%
August 2006	50.00%
September 2006	50.00%
October 2006	50.00%

Section 5.1(b) Payment

The Executive’s Highest Annual Base Salary is $250,000 as of the Amendment Date.

The Executive’s Highest Annual Bonus is $100,000 as of the Amendment Date.

The Executive will not be subject to a pro rated reduction because he is more than 36 months from his Mandatory Retirement Age. He is age 60 as of the Amendment Date.

The payment to be paid to Executive pursuant to Section 5.1(b) will be equal to 2.5 times the sum of the Executive’s Highest Annual Base Salary ($250,000) and the Executive’s Highest Annual Bonus ($100,000).

Section 5.1(c)

The Executive has the following outstanding stock incentive awards which, as of the Amendment Date, have not yet vested:

Name of Plan	Performance Period	Number of Performance Shares
Roanoke Electric Steel Corporation 2005 Stock Incentive Plan	One year ending on October 31, 2005 (1)	2,050
	Two years ending on October 31, 2006	4,100
	Three years ending on October 31, 2007	6,150

(1)	The award scheduled to vest on October 31, 2005 will have vested and should have been paid out prior to the closing of the transaction pursuant to the Merger Agreement, and, thus should not be covered by the terms of this section

The manner in which the performance shares will be settled as a result of a Change in Control is specified in the terms of their respective performance grant award agreements, copies of which are attached as Exhibit B.

EXHIBIT B

Performance Grant Agreements

[Form of Performance Grant Agreements Previously Filed]